Media Contact: William H. Galligan Phone: 816/983-1551

william.h.galligan@kcsr.com

KCS Announces Successful Consent Solicitation

Kansas City, Missouri – February 6, 2007 – Kansas City Southern (“KCS”) (NYSE:KSU) today announced that its wholly-owned subsidiary, The Kansas City Southern Railway Company (“KCSR”), has received the requisite number of consents necessary to amend the KCSR indentures (the “Indentures”), under which KCSR’s 91/2% Senior Notes due 2008 (the “91/2% Notes”) and 71/2% Senior Notes due 2009 (the “71/2% Notes” and together with the 91/2% Notes, the “Notes”) were issued. The solicitation of such consents was previously announced by KCS on Monday, January 29, 2007. As indicated in the Consent Solicitation Statement, the consent solicitation period expires 5:00 p.m., New York City time, Friday, February 9, 2007.

Accordingly, upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated January 29, 2007, and as thereafter amended, KCSR, KCS and the other Note guarantors, and the trustee under each of the Indentures, respectively, will amend each of the Indentures with respect to such series of Notes to (i) resolve an inconsistency in the inclusion of certain expenses, but not the income, of Restricted Subsidiaries in the calculation of the “Consolidated Coverage Ratio,” a test which KCS and some of its subsidiaries must meet to take certain actions, by amending the definition of “Consolidated Interest Expense” in each Indenture, (ii) to permit the inclusion of certain expense items in permitted refinancings by defining “Refinancing Indebtedness” to include such items and (iii) accept waivers of any defaults that occurred in the absence of such amendments.

Holders of the Notes may request copies of the supplements to the Indentures by contacting Investor Relations at KCSR at 427 West 12th Street, Kansas City, Missouri 64105 (telephone 816-983-1551).

KCS also announced today that KCSR received consents from all of the lenders under its Amended and Restated Credit Agreement dated April 28, 2006 to waive related defaults under that agreement.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding includes KCSR, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of KCS’ Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.

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